Exhibit 10.1
ASSET PURCHASE AGREEMENT
dated as of
June 21, 2010
by and among
ECLIPS MEDIA TECHNOLOGIES, INC.,
SD ACQUISITION CORP.
and
BRAND INTERACTION GROUP, LLC

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of June 21, 2010, by and among EClips Media Technologies, Inc., a Delaware corporation (“Parent”), SD Acquisition, Corp., a New York corporation and wholly-owned subsidiary of Parent (“Purchaser”), and Brand Interaction Group, LLC, a New Jersey limited liability company (“Seller”).
W I T N E S S E T H:
WHEREAS, Seller owns Fantasy Football SUPERDRAFTTM, which currently consists of a weekend long event, consisting of celebrity hosted parties, events, access to fantasy experts and live draft rooms for individuals involved in fantasy football leagues (the “Business”), which Seller operates via the internet through the URL “www.FantasySuperDraft.com” and under similar or related names (the “Business Name”);
WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, substantially all of the assets of Seller relating to the operation of the Business, and in connection therewith, Purchaser has agreed to assume certain of the liabilities of Seller relating to the Business, on the terms and conditions set forth in this Agreement;
WHEREAS, certain terms are defined as provided herein and shall have the specified meaning regardless of whether any usage appears before or after the place where a term is defined.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows, intending to be legally bound:
ARTICLE 1
PURCHASE AND SALE OF ASSETS
1.01 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, convey, transfer and assign to Purchaser, and Purchaser hereby agrees to purchase and acquire from Seller, all of the right, title and interest of Seller in, to and under the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned by Seller and used in the conduct of the Business by Seller on the Closing Date, including without limitation, all right, title and interest of Seller and its Affiliates in, to and under the following, which (whether or not listed below) are hereinafter collectively referred to as the “Assets”:
(a) all of the equipment, computers, servers, hardware, appliances, implements, and all other tangible personal property that are owned by Seller or any of its Affiliates and have been used in the conduct of the Business, including without limitation, the items listed on Schedule 1.01(a);

(b) all contracts (the “Contracts”) to which Seller is a party, or which affect the Business or the Assets, including without limitation, leases of personal property, licenses in and out of the Seller for Intellectual Property, and including without limitation, the items listed on Schedule 1.01(b), to the extent such Contracts can be validly and effectively assigned, but subject to Section 1.06;
(c) all rights, claims and causes of action against third parties resulting from or relating to the operation of the Business or the Assets prior to the Closing Date, including without limitation, any rights, claims and causes of action arising under warranties from vendors and other third parties;
(d) all governmental licenses, permits, authorizations, consents or approvals affecting or relating to Seller, the Business or the Assets (“Permits”) listed on Schedule 1.01(d) to the extent they can be validly and effectively assigned;
(e) all accounts receivable, notes receivable, prepaid expenses and insurance and indemnity claims to the extent related to any of the Assets or the Business;
(f) all goodwill associated with the Assets and the Business;
(g) all Business Records;
(h) Seller’s right to use the Business Name, including the name “Fantasy Football SUPERDRAFT” and all other names used in conducting the Business, and all derivations thereof, in connection with Purchaser’s future conduct of the Business;
(i) all Intellectual Property Assets, including without limitation, the items listed on Schedule 1.01(i); and
(j) all other privileges, rights, interests, properties and assets of whatever nature and wherever located that are owned, used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently conducted or planned to be conducted as of the Closing Date;
provided that, notwithstanding the foregoing, the Assets shall not include the Excluded Assets.
1.02 Excluded Assets. Notwithstanding anything to the contrary in Section 1.01, the following assets of Seller are excluded from the Assets (the “Excluded Assets”):
(a) any insurance policies of Seller, other than rights relating to claims thereunder arising on or prior to the Closing Date;
(b) all rights of Seller under this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement;
(c) the minute book, stock transfer book and corporate seal of Seller;

(d) any agreement, right, asset or property owned or leased by or licensed to Seller that is not used or held for use in connection with Seller’s conduct of the Business, but only to the extent set forth on Schedule 1.02(d);
(e) all refunds, credits or amounts with respect to Taxes which are paid or payable by Seller; and
(f) other assets and properties of Seller set forth on Schedule 1.02(f).
1.03 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the time of the Closing, to assume, pay, discharge and perform the following (and only the following) obligations and liabilities of Seller (the “Assumed Liabilities”): (a) all accounts payable related to the Assets and the conduct of the Business, incurred in the ordinary course of business, other than any accounts payable that may be due or owing to Seller or any of its Affiliates, (b) all liabilities and obligations of Seller arising under the Contracts listed on Schedule 1.01(b) (other than liabilities or obligations of Seller arising under the Contracts attributable to any failure by Seller to comply with the terms thereof), (c) all Current Liabilities to the extent used in determining the Net Current Assets of the Business, as such Current Liabilities are set forth on Schedule 1.03, and (d) those liabilities set forth on Schedule 1.03(d).
1.04 Retained Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any liabilities, commitments, contracts, agreements, obligations or other claims against Seller, whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise. Without limiting the generality of the foregoing, the parties acknowledge that Purchaser shall not assume or in any way be responsible for any of the following liabilities or obligations of Seller:
(a) liabilities in respect of indebtedness of Seller, except to the extent such is an Assumed Liability set forth on Schedule 1.03(d);
(b) product liability and warranty claims relating to any product or service of Seller produced, manufactured, sold, performed or delivered on or prior to the Closing Date;
(c) except for any and all Transfer Taxes, Taxes, duties, levies, escheats, assessments and other such charges, including without limitation, any penalties, interests and fines with respect thereto, payable by Seller to any federal, provincial, municipal or other government or Governmental Authority, domestic or foreign, including without limitation, Taxes arising out of the transactions contemplated by this Agreement;
(d) liabilities for salary, bonus, vacation pay or other compensation or benefits relating to Seller’s employees for periods prior to the Closing Date;

(e) severance payments, damages for wrongful dismissal and all related costs in respect of the termination by Seller of the employment of Affected Employees;
(f) liabilities or obligations relating to an Excluded Asset, including without limitation, any liability or obligation arising out of a claim by any party to any agreement which is an Excluded Asset arising out of the failure to transfer such Excluded Asset;
(g) any liability or claim that may be due and owing to Seller or its Affiliates;
(h) any liability or claim for liability (whether in contract, in tort or otherwise, and whether or not successful) related to any lawsuit or threatened lawsuit or claim (including without limitation, any claim for breach or non-performance of any Contract) based upon actions, omissions or events occurring on or prior to the Closing Date.
1.05 Allocation Reporting. The Purchaser and the Seller hereby agree and acknowledge that the fair market value of the Parent Common Stock issued pursuant to Section 1.07 equals $30,000. Schedule 1.05 has been prepared consistent with this value. Schedule 1.05 sets forth the allocations established by Purchaser and Seller of the Purchase Price among the Assets, and in connection therewith:
(a) the allocations set forth on Schedule 1.05 are acknowledged by the parties to be the fair market value of the Assets and will be used by Purchaser and Seller as the basis for reporting asset values and other items for purposes of all required Tax Returns (as hereinafter defined) (including without limitation, any Tax Returns required to be filed under Section 1060(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder) and Form 8594, if applicable;
(b) Purchaser and Seller shall not assert, in connection with any audit or other proceeding with respect to Taxes, any asset values or other items inconsistent with the allocations set forth on Schedule 1.05 hereto; and
1.06 Consents to Assignment. In the event any consent required to be obtained pursuant to the terms of any Contract (excluding In-bound Intellectual Property Licenses) (collectively referred to as “Withheld Consent Contracts”) prior to the assignment of such Withheld Consent Contract by Seller to Purchaser hereunder is not obtained as of the Closing Date, Seller shall hold such Withheld Consent Contract in trust for Purchaser and carry out and comply with the terms and provisions of such Withheld Consent Contract as agent for Purchaser, under Purchaser’s direction and control, at Purchaser’s cost and for Purchaser’s benefit. Purchaser and Seller shall use commercially reasonable efforts to obtain any such consent after the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, if any such consent is not obtained within 30 Business Days after the Closing Date, Purchaser shall have the option, exercisable at any time thereafter by written notice delivered to Seller, of treating such Withheld Consent Contract as an Excluded Asset under this Agreement, in which case Purchaser shall have no further obligation with respect to such Withheld Consent Contract and Seller will retain all benefits and liabilities arising thereunder. Purchaser acknowledges and agrees that its option of treating any such Withheld Consent Contract as an Excluded Asset pursuant to the terms of this Section 1.06 represents the sole and exclusive recourse of Purchaser with respect to the parties’ inability to obtain any required consent to assignment of any Withheld Consent Contract, subject to Schedule 1.01(c).

1.07 Purchase Price. The total purchase price for the Assets (the “Purchase Price”) shall be 20,000,000 shares of Parent Common Stock. The Purchase Price shall be payable and/or deliverable at Closing to Seller (the “Closing Payment”).
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Purchaser that:
2.01 Existence and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation, and Seller has all corporate powers and all governmental licenses, permits, authorizations, consents and approvals required to carry on its Business as now conducted. Seller is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on Seller, the Assets or the Business. Seller has heretofore delivered to Purchaser true and complete copies of Seller’s operating agreement as currently in effect.
2.02 Authorization.
(a) The execution, delivery and performance by Seller of this Agreement and all other documents and agreements to be executed by Seller in connection herewith (the “Related Documents”) and the consummation by Seller of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority.
(b) Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and to perform its obligations hereunder and thereunder to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Related Documents by Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no other action on the part of Seller is necessary to authorize this Agreement or the Related Documents or to consummate the transactions contemplated hereby. This Agreement and the Related Documents have been duly executed and delivered by Seller and constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by laws governing bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws, without limitation, relating to or affecting creditors’ rights generally.

2.03 Non-Contravention. Except as set forth in Schedule 2.03, the execution, delivery and performance by Seller of this Agreement and the Related Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
(a) contravene, violate or conflict with the operating agreement of Seller (the “Governing Documents”);
(b) assuming compliance with the matters referred to in Section 2.02(a), to Seller’s Knowledge, contravene or conflict with, or constitute a violation of, any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller;
(c) conflict with, result in a breach or violation of, or constitute a default under, or result in a contractual right to cause the termination or cancellation of or loss of a benefit under, or right to accelerate, any agreement, contract or other instrument binding upon Seller or license, franchise, permit or other similar authorization held by Seller; or
(d) result in the creation or imposition of any Encumbrance on any Asset.
2.04 Subsidiaries. Seller does not own directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity.
2.05 Financial Statements. Seller’s financial statements for the year ended December 31, 2009 and 2008 (the “Year End Financial Statements”) have been prepared in all material respects in accordance with the books and records of Seller, and fairly present the financial position of Seller as of and for the date thereof and its results of operations and cash flows for the period then ended.
2.06 Receivables. All accounts receivable, notes receivable and other receivables included in the Assets were created in the ordinary course of business consistent with past practice.
2.07 Absence of Certain Changes. Since the Balance Sheet Date, Seller has conducted the Business in the ordinary course consistent with past practice and, except as set forth in Schedule 2.07, there has not been:
(a) any Material Adverse Effect on the Business or the Assets or any event, occurrence, development or state of circumstances or facts which as of the date hereof could reasonably be expected to have a Material Adverse Effect on the Business or the Assets;

(b) any incurrence, assumption or guarantee of any indebtedness for borrowed money or any purchase money obligation or other debt or liability by Seller, except in the ordinary course of its Business consistent with past practice;
(c) any creation or other incurrence of any Encumbrance on any Asset of Seller, except for Permitted Encumbrances;
(d) any material damage, destruction or other property or casualty loss affecting the Business or Assets, (whether or not covered by insurance);
(e) any transaction or commitment made, or any contract or agreement entered into, by Seller relating to the Assets or the Business or any relinquishment of any contract or other right, other than transactions and commitments (including without limitation, acquisitions and dispositions of equipment) in the ordinary course of its Business consistent with past practice;
(f) any (i) grant of any severance, termination or change of control pay or other benefits to any director, manager, officer or employee of Seller, (ii) entering into any employment, deferred compensation, change of control or other similar agreement (or any amendment to any such existing agreement) with any director, manager, officer or employee of Seller, (iii) any increase in or acceleration or vesting of benefits payable under any existing severance or termination pay policies or employment agreements, (iv) any increase in or acceleration or vesting of compensation, bonus or other benefits payable to directors, managers, officers or employees of Seller or (v) any general or specific increase in the salary or other compensation (including, without limitation, bonuses, profit sharing, deferred compensation or other employee benefits) payable or to become payable to any employee of Seller, except in the ordinary course of its Business consistent with past practice;
(g) any labor dispute, other than routine individual grievances, or to Seller’s Knowledge any activity or proceeding by a labor union or representative thereof to organize any employees of Seller or any lockouts, picketing, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of Seller;
(h) any declaration, setting aside or payment of dividends or other distributions or any redemption, purchase or other acquisition of any other securities or other ownership interests of Seller;
(i) any amendment to the Governing Documents, or other organizational documents of Seller;
(j) any change in the accounting methods, policies, principles or practices of Seller;

(k) any amendment, termination or waiver by Seller of any right of substantial value under any agreement, contract or other written commitment to which it is a party or by which it or the Business or the Assets are bound; or
(l) any agreement or understanding entered into by Seller to do, directly or indirectly, any of the foregoing.
2.08 Assets.
(a) Except as set forth in Schedule 2.08, Seller is the sole and exclusive owner of, and has good and marketable title to the Assets, free and clear of all Encumbrances except for Permitted Encumbrances, and is exclusively entitled to possess and dispose of same (except for any consent expressly required pursuant to any of the Contracts, all of which are listed on Schedule 1.01(b)). At Closing, Seller will transfer to Purchaser good and marketable title to all of the Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances. There are no outstanding agreements or options to sell to any Person other than Purchaser the right to purchase or otherwise acquire any of the Assets.
(b) The Assets constitute all of the property that can reasonably be regarded as being necessary for Purchaser to carry on the Business as of the Closing Date. The Assets include, without limitation, all assets and rights used by Seller in the operation and conduct of the Business. Each such Asset is in good operating condition and repair (subject to normal wear and tear).
2.09 Real Property. Seller does not own or lease any Real Property.
2.10 Intellectual Property.
(a) Seller owns all right, title and interest in and to or is duly licensed to use all of the Intellectual Property Assets. The Business as presently conducted does not, and the Assets as historically used by Seller do not, interfere with, infringe upon, misappropriate or otherwise come into conflict with, any Intellectual Property assets of any Person. Schedule 2.10 lists and describes: (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and included in the Intellectual Property Assets, including, without limitation, the jurisdictions in which each such Intellectual Property Asset has been issued or registered or in which any application for such issuance and registration has been filed; (ii) all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which any Person is authorized to use any Intellectual Property Assets; and (iii) all In-bound Intellectual Property Licenses. Other than as set forth in Schedule 2.11, Seller has not placed any of the Intellectual Property Assets in escrow for the benefit of any third party. Other than as set forth in Schedule 2.11, Seller has not (i) licensed to any Person any of its Intellectual Property Assets, whether in source code form or otherwise, (ii) entered into any exclusive agreements with any party relating to its Intellectual Property Assets, or (iii) entered into any reseller, distribution or other agreements pursuant to which any third party is entitled to license or sublicense the Intellectual Property Assets.

(b) Seller has not entered into any agreement to indemnify any Person against any charge of infringement of any Intellectual Property Assets or any Intellectual Property of any Person.
(c) All patents, trademarks, service marks and copyrights (whether registered or not) held by Seller, as identified in Schedule 2.11, are valid, enforceable and subsisting. Seller (i) has not been sued and is not aware of the possible basis for any suit, action or proceeding which involves a claim of infringement against Seller by any Person of any third party Intellectual Property rights and (ii) has not brought and is not aware of the possible basis for bringing any action, suit or proceeding for infringement of Seller’s Intellectual Property Assets or breach of any license or agreement involving the Intellectual Property Assets against any Person.
(d) To the extent necessary (or appropriate given customary industry practice) to secure its ownership of its Intellectual Property Assets, Seller has secured valid written assignments from all Persons who contributed to the creation or development of Seller’s Intellectual Property Assets of the rights to such contributions.
(e) Seller holds all right, title and interest in and to the patent applications, service mark applications and trademark applications identified in Schedule 2.11 (the “Applications”). To the Knowledge of Seller, no Person other than Seller is using the trademarks, service marks or patents covered by the Applications, and Seller has not knowingly permitted any other Person to use the trademarks, service marks or patents described in the Applications. There are no actions, suits, proceedings, outstanding claims or demands instituted, pending or, to Seller’s Knowledge, threatened against Seller in respect of its rights in the trademarks, service marks and patents contained in the Applications. All patents or patent applications included in the Intellectual Property Assets are subsisting, valid and enforceable, in whole or in part, and all maintenance fees have been paid to date and for at least three months after Closing.
(g) The Intellectual Property Assets do not contain computer code that is required to be (a) disclosed in source code format to third parties; (b) licensed to third parties for the purpose of making derivative works; or (c) redistributable to third parties at no charge.
2.11 Contracts. Seller has caused to be made available to Purchaser for review complete and correct copies of all written Contracts listed on Schedule 2.11, which contains a complete and accurate list of all material Contracts to which Seller is a party, or which affect the Business or the Assets. Except as set forth in Schedule 2.11, each of the Contracts may be transferred to Purchaser without the consent of any person. All of the Contracts are valid, binding and in full force and effect against Seller in accordance with their terms and, to Seller’s Knowledge, are valid, binding and in full force and effect against the other parties thereto. Except as set forth in Schedule 2.11, Seller is not in default in any material respect, and no notice of alleged default has been received by Seller under any of the Contracts, no other party thereto is, to Seller’s Knowledge, in default thereunder in any material respect, and, to Seller’s Knowledge, there exists no condition or event which, with or without notice or lapse of time or both, would constitute a material default under any of the Contracts by Seller or any other party thereto.

2.12 Licenses and Permits. Schedule 2.12 lists and correctly describes each Permit affecting, or relating in any way to, Seller, the Business or the Assets, together with the name of the Governmental Authority or entity issuing such Permit. Except as set forth on Schedule 2.12, such Permits are valid and in full force and effect and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby and any necessary renewal applications have been timely filed. There are no Permits which have not been obtained by Seller which are required for the proper and lawful operation of (a) all or any portion of the Assets or (b) the Business as presently conducted and as proposed to be conducted as of the Closing Date.
2.13 Employees.
(a) Schedule 2.13(a) contains a complete list of all employees, contractors and other persons employed by or contracted directly or indirectly by Seller in the conduct of the Business (the “Affected Employees”).
(b) Except as set forth on Schedule 2.13(b), Seller is not a party to (a) any collective bargaining agreement covering any Affected Employee, (b) any agreement respecting the employment of any Affected Employee, or (c) any agreement for the provision of consulting or other professional services provided by any Affected Employee which is not cancelable without penalty on less than 30 days notice. Except as set forth on Schedule 2.13(b), within the last year Seller has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements. Seller is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours with respect to any Affected Employee, and is not engaged in any unfair labor practice with respect to any Affected Employee. Seller is not aware of any current attempts to organize or establish any labor union or employee association relating to the Affected Employees nor is there any certification of any such union with regard to a bargaining unit pending. There is no unfair labor practice charge or complaint against Seller pending or, to Seller’s Knowledge, threatened with respect to any Affected Employee, and there is no labor strike, dispute, grievance or unfair labor practice, request for representation, slowdown or stoppage actually pending or, to Seller’s Knowledge, threatened against or affecting Seller nor any secondary boycott with respect to services of Seller. To Seller’s Knowledge, no question concerning union representation has been raised or is threatened respecting any Affected Employee. No Affected Employee has filed any material grievance against Seller, and there are no pending arbitration proceedings or claims therefor with respect to any Affected Employee arising out of, related to or under any collective bargaining agreement. There are no administrative charges or court complaints against Seller concerning alleged employment discrimination or other employment related matters pending or, to Seller’s Knowledge, threatened before any Governmental Authority with respect to any Affected Employee, nor are there any liabilities due or alleged to be due for any damages to any Affected Employee resulting from the violation or alleged violation of any applicable law, agreement or arrangement with respect to any Affected Employee.

(c) No Affected Employee has indicated to Seller that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement, except as set forth on Schedule 2.13(c).
2.14 Employee Benefit Plans. Except as set forth on Schedule 2.14, Seller has no (i) pension, thrift, savings, profit-sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, (ii) employment or consulting contracts, “golden parachutes,” collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, (iii) employee manuals, or (iv) written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any Affected Employee. To its Knowledge, Seller is not in arrears in the payment of any contribution or assessment required to be made by it pursuant to any of the agreements or arrangements set forth in Schedule 2.14.
2.15 Tax Matters. Seller has timely filed (taking into account any applicable extensions) all applicable Tax Returns and reports for all years and periods for which such returns and reports were due to be filed by it prior to the Closing Date. Each of such Tax Returns as filed was correct and complete. Seller and each of its Affiliates has not been and is not currently the subject of an audit, other examination, matter in controversy, proposed adjustment, refund litigation or other proceeding with respect to Taxes by the Tax authorities of any nation, province, state or locality or other governmental authority, nor has Seller or any of its Affiliates received any notices from any Tax authority relating to any such issue or potential issue. There are no liens for Taxes upon the Assets or properties of Seller, any of its Affiliates or the Business except for statutory liens for current Taxes not yet due. Neither Seller nor any of its Affiliates has, as of the date hereof, entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes. Seller and each of its Affiliates has timely paid all Taxes and Tax liabilities in respect of periods prior to the date hereof and has accrued on its financial statement an amount necessary to pay in full all unpaid Taxes. Seller and each of its Affiliates has complied with all applicable Tax Laws. Seller is, and has been since its formation, a limited liability company for federal and state income tax purposes. For purposes of this Agreement, (i) “Tax” or “Taxes” means any federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative minimum or other tax of any kind whatsoever, including without limitation, any interest, penalty or addition thereto, whether disputed or not, and (ii) “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including without limitation, any schedule or attachment thereto, and including, without limitation, any amendment thereof.

2.16 Transactions with Affiliates. Except as set forth on Schedule 2.16 and except for normal employment arrangements consistent with past practices, since December 31, 2009, Seller has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from any employee, officer, director or shareholder of Seller or any of their respective Affiliates except for loans, advances or borrowings to be repaid prior to the Closing Date.
2.17 Fees. Except as set forth on Schedule 2.17, Seller has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement for which Purchaser or its Affiliates, or the Business, could become liable. Any fee due to any broker or finder representing Seller shall be the responsibility of Seller.
2.18 Customers and Suppliers. Seller does not have any Knowledge of any intention or indication of intention by a significant customer or a significant supplier to terminate its business relationship with Seller or to limit its business relationship with Seller in any material respect.
2.19 Exclusion of Business. Except as set forth on Schedule 2.19, Seller does not know and has not received any notice that access to FantasySuperDraft.com or Seller’s associated websites have been or will be blocked by any Governmental Authority in any respect or to any Person.
2.20 Compliance with Laws; No Defaults.
(a) Except as set forth on Schedule 2.20(a), Seller (i) is in compliance in all material respects with any applicable statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any court or Governmental Authority to which the Assets are or the Business is subject, and (ii) to Seller’s Knowledge, is not subject to any claim asserted by any Governmental Authority that the Assets are or the Business is in violation of any legal requirement.
(b) As of the date hereof, Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under any material Permit held by Seller or affecting or relating to the Assets or the Business, except as otherwise disclosed in Schedules 2.20(b).
2.21 Legal Proceedings. Except as set forth on Schedule 2.21, (i) there is no litigation pending, or to Seller’s Knowledge, threatened, by any Person or by or before any Governmental Authority, against or affecting Seller, or any shareholder of Seller (to the extent such litigation against or affecting a member of Seller relates to or affects the Business or the Assets or the ability of Seller to consummate the transactions contemplated hereby), the Business or the Assets; and (ii) there is no judgment or decree requiring Seller to take any action of any kind with respect to the Assets or the conduct of the Business, or to which Seller, the Business or the Assets are subject or by which they are bound or affected in either case, which could adversely affect the financial condition or conduct of the Business, the Assets or the ability of Seller to perform its obligations under this Agreement, or which seeks or could result in the modification, revocation, termination, suspension of or other limitation of any of the Contracts.

2.22 Accuracy of Information Furnished. No representation, statement or information contained in this Agreement (including, without limitation, the various Schedules and Exhibits attached hereto) or any agreement executed in connection herewith or in any certificate or other document delivered pursuant hereto or thereto or made or furnished to Purchaser or their representatives by Seller, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading. Copies of all documents listed or described in the various Schedules attached hereto and provided by Seller to Purchaser are true, accurate and complete in all material respects.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
Each of Parent and Purchaser hereby represents and warrants to Seller as of the date hereof and as of the Closing Date:
3.01 Existence. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Each of Purchaser and Parent is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on Purchaser or Parent as the case may be or their respective assets or businesses. Purchaser is wholly-owned by the Parent.
3.02 Authorization.
(a) The execution, delivery and performance by each of Parent and Purchaser of this Agreement or any Related Document requires no action by or in respect of, or filing with, any Governmental Authority, the rules and regulations of the Securities and Exchange Commission and the NASDAQ Stock Market, Inc. (“Nasdaq”).
(b) Each of the Parent and Purchaser has all requisite power and authority to execute and deliver this Agreement and any Related Documents to which it is a party and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the Related Documents to which Purchaser and/or Parent are a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no other action on the part of either Purchaser or Parent is necessary to authorize this Agreement or the Related Documents or to consummate the transaction contemplated hereby or thereby. This Agreement and the Related Documents to which Parent and/or Purchaser are a party have been duly executed by Parent and Purchaser and constitute the valid and legally binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with their respective terms.

3.03 Non-Contravention. Except as set forth in Schedule 3.03, the execution, delivery and performance by each of Parent and Purchaser of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby do not and will not:
(a) contravene or conflict with the Articles of Organization and By-laws of Parent or Purchaser;
(b) assuming compliance with the matters referred to in Section 3.02(a), contravene or conflict with, or constitute a violation of, any provision of any law, regulation or judgment, injunction order or decree binding upon or applicable to Parent or Purchaser; or
(c) conflict with, result in a breach or violation of, or constitute a default under, or result in a contractual right to cause the termination or cancellation of or loss of a benefit under or right to accelerate any agreement, contract or other instrument binding upon Parent or Purchaser or license, franchise, permit or other similar authorization held by Parent or Purchaser.
3.04 Fees. Except as set forth on Schedule 3.04, neither Purchaser nor Parent has incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement for which Seller could become liable. Any fee due to any broker or finder representing Parent or Purchaser shall be the responsibility of Parent and Purchaser.
3.05 Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of Purchaser or Parent threatened against or affecting, Purchaser or Parent before any court or arbitrator or any Governmental Authority which in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby or by any of the Related Documents.
3.06 Parent Common Stock. All shares of Parent Common Stock to be delivered by Purchaser or Parent pursuant to the transactions contemplated hereby will be (i) free and clear of all Encumbrances, (ii) duly authorized, validly issued, fully paid and non-assessable when issued in accordance with the terms hereof, and (iii) will not be subject to preemptive rights and will not subject the holder thereof to personal liability by reasons of being such a holder.
3.07 SEC Documents. Purchaser has timely filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission since January 1, 2010 (all of the foregoing being collectively referred to as the “SEC Documents”). Purchaser has furnished or made available to Seller true and complete copies of all SEC Documents. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.08 Capitalization. Schedule 3.08 sets forth, in each case as of the date hereof, (i) the authorized Capital Stock of Parent, the number of shares of each class of Capital Stock issued and outstanding and the number of shares of Parent Common Stock reserved for issuance in connection with Parent’s stock option plans, and (ii) all options, warrants, rights to subscribe to, calls, contracts, undertakings, arrangements and commitments to issue which may result in the issuance of Capital Stock of Parent. All of the issued and outstanding shares of Parent’s Capital Stock have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any preemptive rights. Except pursuant to this Agreement or in connection with stock option plans, (i) no equity securities of Parent are or may be required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever, (ii) there are outstanding no securities or rights convertible into or exchangeable for shares of any Capital Stock of Parent, and (iii) there are no contracts, commitments, understandings or arrangements by which Parent is bound to issue additional shares of its Capital Stock or securities or rights convertible into or exchangeable for shares of any Capital Stock of Parent, or options, warrants or rights to purchase or acquire any additional shares of its Capital Stock. Neither Parent nor any of its Subsidiaries are subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Capital Stock.
3.09 Absence of Certain Changes. Since the date of its last Form 10-Q filed with the SEC, Parent has not suffered any change to its business which would materially and adversely affect its ability to finance the transactions contemplated hereby or which would otherwise have a Material Adverse Effect on its business.
3.10 Accuracy of Information Furnished. No representation, statement or information contained in this Agreement (including, without limitation, the various Schedules and Exhibits attached hereto) or any agreement executed in connection herewith or in any certificate or other document delivered pursuant hereto or thereto or made or furnished to Seller or its representatives by Purchaser or Parent, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading.
ARTICLE 4
COVENANTS OF SELLER
4.01 Change of Names. Promptly following the Closing, but in any event within 30 days after the Closing Date, Seller shall provide evidence to Purchaser of the change of Seller’s name and any Affiliate of Seller bearing the name “FantasySuperDraft” or any variations or derivations thereof, or any trademarks, trade names or logos of Seller or any of its Affiliates bearing such names or similar names.

ARTICLE 5
COVENANTS OF PURCHASER AND PARENT
5.01 Access From and After the Closing Date. On and after the Closing Date, Purchaser will afford promptly to Seller and its agents reasonable access to the properties, books, records, employees and auditors involved in this transaction to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder and Seller’s federal and state income and other tax liabilities with respect to any period ending on or before the Closing Date and shall maintain them for a period of five (5) years following the Closing or for such longer period as any audit (private, tax or other governmental) of those documents is continuing; provided that any such access by Seller shall not unreasonably interfere with the conduct of the Business of Purchaser. Seller will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Purchaser or the Business provided by Purchaser in connection with this transaction.
5.02 Funding Amounts. Purchaser and Parent agree that, in addition to its general funding of the operations of the Purchaser and Parent (including, without limitation, with respect to all obligations under the Employment Agreement including, salary, bonus and benefits) to provide funding for the Business and any extensions thereof in the amount of Five Hundred Thousand Dollars ($500,000) (it being acknowledged that the amounts set forth on Schedule 5.02 have already been paid), which monies will be funded within ten (10) days following Closing and used to fund the Business in accordance with the budget for the Business previously agreed upon between Seller and Purchaser and attached hereto as Exhibit A. In addition, if the Business generates a profit of One Hundred Thousand Dollars ($100,000) or more for the year ending December 31, 2010, then the Purchaser and Parent will provide funding on an as needed basis consistent with the budget and projections of at least Seven Hundred and Fifty Thousand Dollars ($750,000) and up to One Million Dollars ($1,000,000) for the Business for the period between the funding of the initial $500,000 and the second anniversary of the date hereof.
ARTICLE 6
COVENANTS OF SELLER AND PURCHASER
Seller and Purchaser hereby agree that:
6.01 Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Seller and Purchaser will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement. Seller and Purchaser each agree to execute and deliver such other documents, certificates, agreements, corporate and shareholder approvals, and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, but without expanding the obligations and responsibilities of any party hereunder.
6.02 Certain Filings. Seller and Purchaser shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement, and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

6.03 Public Announcements. No party shall issue any press release or otherwise announce this transaction without mutual agreement to the terms of the press release, or make any public statement with respect to this Agreement or the transactions contemplated hereby, except as may be required by applicable law or the regulations of the NASDAQ Stock Market, Inc. or such other securities exchange or trading market where the Parent Common Stock is regularly quoted.
6.04 Notice of Developments. Each party to this Agreement will give prompt written notice to the other of any material adverse development causing a breach of any of its representations and warranties under this Agreement.
6.05 Performance of Audit. Within ten (10) days of the execution of this Agreement, Purchaser shall arrange for an Independent Accounting Firm acceptable to Parent and Purchaser to perform an audit of the financial statements of Seller for the two (2) fiscal year periods ending immediately prior to the signing of this Agreement. The fees of such firm shall be payable by Purchaser. Seller and Seller’s Affiliates shall cooperate in all respects with such audit.
6.06 Employee Matters.
(a) Purchaser is obligated and shall assume all responsibility for all claims, liabilities, costs, and obligations, including, without limitation, contractual and common law obligations, which may arise from the dismissal or alleged dismissal after the Closing Date of any Affected Employee who becomes employed by Purchaser for the period of employment with the Purchaser only.
(b) Neither Purchaser nor Parent are, and shall not be deemed to be, a successor employer to Seller with respect to any of Seller’s employee benefit plans or programs (collectively, “Seller Plans”). Neither Purchaser nor Parent shall assume any Seller Plan, including, without limitation, any severance plans of Seller.
(c) Seller will retain responsibility for, and continue to pay, any life, health or other welfare benefits payable to each former employee (and their dependents) of Seller who terminated employment with Seller on or prior to the Closing Date in respect of claims incurred on their behalf on or prior to the Closing Date. For purposes of this clause (g), a claim is deemed incurred when the event that first gave rise to the claim occurred, notwithstanding the fact that such benefits may be paid at a subsequent date. Seller is responsible for any liabilities that may arise with respect to application of Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act (“ERISA”) and the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) with respect to any of their employees or covered dependents as a result of the transactions contemplated by this Agreement, as well as for any prior COBRA violations which occurred prior to Closing. Purchaser is not a successor employer for ERISA or COBRA purposes.

6.07 Tax Cooperation: Allocation of Taxes.
(a) Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Assets as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Assets and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 6.07(a).
(b) Purchaser shall pay all Transfer Taxes up to an aggregate amount of $10,000. To the extent that the aggregate amount of Transfer Taxes exceeds $10,000, responsibility for payment of such taxes shall be shared equally by Purchaser and Seller.
ARTICLE 7
CLOSING
7.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Sichenzia Ross Friedman & Ference, LLP, located at 61 Broadway, Suite 3200, New York, NY 10006 (or such other location as may be agreed by Parent, Purchaser and Seller), on the date hereof. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing may take place by delivery and exchange of documents by facsimile or electronic mail with originals to follow by overnight courier.
7.02 Deliveries and Actions by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser:
(a) the Assets;
(b) a Bill of Sale substantially in the form of Exhibit 7.02(b);
(c) an Assignment and Assumption Agreement substantially in the form of Exhibit 7.02(c);
(d) the Employment Agreement, substantially in the form of Exhibit 7.02(d), duly executed by Eric Simon;
(e) a Domain Name Assignment Agreement substantially in the form of Exhibit 7.02(e);
(f) the originals of all files and documents in its possession relating to the Assets, including, without limitation, all operating statistics, equipment records, equipment warranties and maintenance records, registrations, permits and certifications, and operating manuals;

(g) copies of all consents and approvals required in connection with (i) the execution, delivery and performance of this Agreement and (ii) the assignment of the Assets and the Contracts;
(h) an Assignment of Trademarks and Service Marks in the form of Exhibit 7.02(h);
(i) a certificate of valid and subsisting status of Seller, certified by the applicable Governmental Authority;
(j) a certificate of the Secretary or Assistant Secretary of Seller, certifying as to (i) the Governing Documents (or similar organizational documents) of Seller, (ii) the incumbency of all officers of Seller executing this Agreement and Related Documents executed in connection herewith, (iii) the resolutions of the Members of Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;
(k) an Assignment and Assumption of Contracts in the form of Exhibit 7.02(k) attached hereto, together with all consents required to be obtained under the terms of any Contract prior the to the transfer of such Contract pursuant to this Agreement; and
(l) such other separate instruments of sale, assignment or transfer reasonably required by Purchaser;
7.03 Deliveries and Actions by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller, unless otherwise specified:
(a) 20,000,000 shares of Parent Common Stock to the account designated by Seller;
(b) the Employment Agreement, executed by Parent;
(c) the Assignment and Assumption of Contracts Agreement;
(d) the Assignment and Assumption Agreement;
(e) a certificate of the Secretary or Assistant Secretary of Purchaser, certifying as to (i) the Governing Documents (or similar organizational documents) of Purchaser, (ii) the incumbency of all officers of Purchaser executing this Agreement and any agreement executed in connection herewith, (iii) the resolutions of the Board of Directors (or similar governing body) of Purchaser authorizing the execution, delivery and performance by such Purchaser of this Agreement and the transactions contemplated hereby, and (iv) the resolutions of the shareholders of Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(f) a certificate of valid and subsisting status of Purchaser certified by the applicable Governmental Authority;
(g) a certificate to the effect that each of the conditions specified in this Section 7.03 have been satisfied in all respects.
ARTICLE 8
INDEMNIFICATION
8.01 Indemnification by Seller. Seller hereby agrees to indemnify, defend and hold harmless Parent and Purchaser and each of their respective officers, directors, stockholders, partners, members, employees, agents and affiliates (collectively, “Purchaser Indemnified Persons”) from and against any losses, liabilities, claims, obligations, damages, strict liability, fines, penalties, assessments, deficiencies, actions, causes of action, arbitrations, proceedings, remediations, judgments, settlements, violations or alleged violations of law, costs and expenses (including, without limitation, reasonable attorneys’ fees and all other expenses incurred in investigating, preparing, or defending any litigation or proceeding, commenced or threatened) (collectively, “Damages”) arising out of or resulting from:
(a) any breach of any representation or warranty Seller has made in this Agreement, the Related Documents or in any other certificate or document Seller has delivered pursuant to this Agreement;
(b) any breach by Seller of any of their respective covenants or obligations in this Agreement, the Related Documents or in any agreement or other document executed or delivered pursuant to this Agreement;
(c) the operation or ownership of, or conditions existing, arising or occurring with respect to, the Assets on or prior to the Closing Date, except for the Assumed Liabilities;
(d) any claims, debts, liabilities, or obligations relating to the Assets or the operation of the Business, whether accrued, absolute, contingent, or otherwise, due, accrued or arising on or prior to the Closing Date, except for the Assumed Liabilities;
(e) non-compliance with the provisions of the bulk sales or bulk transfer laws of any jurisdiction, to the extent applicable to the transactions contemplated hereby;
(f) except as specifically provided in Section 6.06, (i) the employment or other engagement of any type by Seller of any employee, agent or other representative, and (ii) the termination of employment or other engagement by Seller of any employee, agent or other representative of Seller, whether or not such employee, agent or other representative is hired or otherwise engaged by Purchaser or one of their affiliates, and whether or not arising under a Seller Plan or applicable law;

(g) any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made or alleged to have been made by any such person with Seller or its Affiliates in connection with the transactions contemplated by this Agreement; and
(h) any allegation by a third party of any of the foregoing.
8.02 Indemnification by Purchaser and Parent. Each of Purchaser and Parent, jointly and severally, hereby agrees to indemnify, defend and hold harmless Seller, and its respective officers, directors, stockholders, partners, members, employees, agents and affiliates (collectively, the “Seller Indemnified Persons”) from and against any Damages arising out of or resulting from:
(a) any breach of any representation or warranty Purchaser or Parent has made in this Agreement, the Related Documents or in any other certificate or document Purchaser or Parent has delivered pursuant to this Agreement;
(b) any breach by Purchaser or Parent of its covenants or obligations in this Agreement, the Related Documents or in any agreement or other document executed or delivered pursuant to this Agreement;
(c) the operation or ownership of, or conditions existing, arising or occurring with respect to, the Assets after the Closing Date;
(d) any claims, debts, liabilities, or obligations relating to the Assets or the operation of the Business, whether accrued, absolute, contingent, or otherwise, due, accrued or arising after the Closing Date;
(e) the Assumed Liabilities;
(f) any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with Purchaser or Parent or their Affiliates in connection with the transactions contemplated by this Agreement; and
(g) any allegation by a third party of any of the foregoing.
8.03 Indemnification Procedure for Third-Party Claims. Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnified Party”) of written notice of the institution of any legal proceeding, or of any claim or demand, asserted by a third party (a “Third Party Claim”) against the Indemnified Party with respect to which a claim for indemnification is to be made pursuant to Section 8.01 or 8.02 herein, the Indemnified Party shall give written notice to the other party (the “Indemnifying Party”) of such Third Party Claim. The Indemnifying Party shall be entitled to participate in and to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of such assumption of defense, and provided that the Indemnifying Party continues to diligently pursue such defense, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. Notwithstanding the foregoing, an Indemnified Party shall in all cases be entitled to control its defense, including, without limitation, the selection of separate counsel (at the cost and expense of the Indemnifying Party), of any Third Party Claim if such claim: (i) is reasonably likely to result in injunctions or other equitable remedies in respect of the Indemnified Party which would significantly and adversely affect its business or operations in any materially adverse manner; (ii) is reasonably likely to result in material liabilities which may not be fully indemnified hereunder; (iii) is reasonably likely have a significant adverse impact on the business or the financial condition of the Indemnified Party (including, without limitation, a Material Adverse Effect on the tax liabilities, earnings or ongoing business relationships of the Indemnified Party) even if the Indemnifying Party pays all indemnification amounts in full or (iv) the anticipated defendants in any such situation, proceeding or action include, without limitation, both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are in conflict with those available to the Indemnifying Party; provided, however, that in no event shall an Indemnifying Party be required to pay fees and expenses under this indemnity for more than one firm of attorneys (in addition to local counsel) in any jurisdiction in any one legal action or group of related legal actions. No Indemnifying Party or Indemnified Party will enter into any settlement with respect to such Third Party Claim without the prior written consent of the other party unless such settlement (a) requires solely the payment of money damages by the Indemnifying Party or the Indemnified Party, as the case may be and (b) includes, without limitation, as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party or the Indemnifying Party, as the case may be, and the persons for whom the Indemnified Party or the Indemnifying Party, as the case may be, is acting or who are acting on behalf of the Indemnified Party or the Indemnifying Party, as the case may be, from all liability in respect of the proceeding giving rise to the Third Party Claim.
8.04 Limitations on Indemnification.
(a) Seller will not be liable for indemnification arising under Section 8.01 for any Damages of or to any Purchaser Indemnified Person entitled to indemnification from Seller unless the aggregate amount of such Damages for which Seller would be liable exceeds $50,000, in which case Seller will be liable for only those Damages incurred by Purchaser Indemnified Persons in excess of such amount.
(b) Seller’s total aggregate liability under Section 8.01 and otherwise hereunder shall be limited to, and any Purchaser Indemnified Parties’ sole recourse for any indemnification claim or other claim hereunder shall be to, the Parent Common Stock delivered as Purchase Price and the Parent Common Stock delivered to Eric Simon at Closing pursuant to the Employment Agreement.
(c) Solely for purposes of Seller providing indemnification hereunder, each share of the Parent Common Stock shall be valued at the greater of (i) the closing price for the Parent Common Stock on the business day prior to the date hereof, and (ii) the closing price for the Parent Common Stock on the business day prior to the date that Parent sends notice to Seller regarding the applicable indemnification claim.

8.05 Damages.
(a) Damages shall not include any consequential, punitive or exemplary damages.
(b) The amount of any Damages incurred or suffered by any Person shall be reduced by: (i) any insurance proceeds received by such Person in connection with the breach, failure or other event which gave rise to such Damage, which such Person should use their best efforts to obtain; and (ii) any reduction in Taxes payable by such Person as a result of the deductibility of such Loss against taxable income.
(c) The amount of any Damages incurred or suffered by any Person shall be increased by any Tax cost incurred or reasonably expected to be incurred as a result of or related to any such Damages, including any Tax related to the inclusion in gross income or reduction in asset basis attributable to the receipt of insurance proceeds or an indemnification payment pursuant to this Article VIII.
8.06 Exclusive Remedy. The parties acknowledge and agree that the indemnification provisions contained in this Article VIII shall be the sole and exclusive remedy for Damages arising out of or caused by the breach of any of the representations, warranties, covenants or agreements of the parties contained in this Agreement, the Related Documents or in any certificate delivered in connection herewith or therewith, except as provided in Section 4.01(c).
ARTICLE 9
MISCELLANEOUS
9.01 Survival. The representations and warranties of Purchaser and Seller contained in this Agreement shall survive the Closing for a period of twelve (12) months after the Closing Date; provided, however, that the representations and warranties made in Section 2.01 (Existence and Power of Seller), Section 2.02 (Authorization), Section 2.03(a) (Non-Contravention), Section 2.08(a) (Ownership of Assets), Section 2.15 (Tax Matters), Section 2.16 (Transactions with Affiliates), Section 3.01 (Organization of Parent and Purchaser), Section 3.02 (Authorization), and Section 3.03(a) (Non-Contravention) shall survive the Closing until the longest applicable statute of limitations with respect to the matters set forth therein.
9.02 Notices All notices, requests and other communications to either party hereunder shall be in writing (including, without limitation, facsimile, telecopy or similar writing) and shall be deemed given when delivered:

If to Purchaser, to:	Gregory D. Cohen, Chief Executive Officer 3900A 31st Street North
St. Petersburg, FL 33714

with a copy (which shall not constitute notice) to:

Sichenzia Ross Friedman & Ference, LLP 61 Broadway, Suite 3200
New York, NY 10006
Attn: Harvey J. Kesner, Esq.
Telecopier: (212) 930-9700
Telephone: (212) 930-9725

If to Seller, to:	Eric Simon 110 Greene Street
Suite 403
NY, NY 10012

with a copy (which shall not constitute notice) to:

Grubman Indursky & Shire, P.C. 152 West 57th Street
New York, NY 10019
Attn: Robert Strent, Esq.
Telecopier: (212) 554-0444
Telephone: (212) 554-0400
Each of the above persons may change their address or facsimile number or telephone number by notice to the other persons in the manner set forth above.
9.03 Amendments; No Waivers.
(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.
(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the existence of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
9.04 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
9.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party to this Agreement may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto; provided that Purchaser may assign its rights and obligations under this Agreement to any of its subsidiaries or Affiliates, provided that any such assignee agrees in writing to be bound by all of the terms of this Agreement and that no such assignment shall relieve Purchaser of its obligations hereunder which shall thereafter be joint and several as between Purchaser and its assignee. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

9.06 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the law of the State of New York without regard to any provision thereof that would allow or require the application of the law of any other jurisdiction. The parties hereby agree that any dispute between or among them arising out of or in connection with this Agreement shall be adjudicated only before a Federal court located in New York, New York, and they hereby submit to the exclusive jurisdiction of the federal courts located in New York, New York, with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth above or such other address as the undersigned shall furnish in writing to the other.
9.07 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.
9.08 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile copies of signature pages shall have the same legal effect as signed originals. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.
9.09 Entire Agreement. This Agreement, the Schedules and Exhibits hereto, the Related Documents and any other documents referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect thereto. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.
9.10 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The following rules of construction shall apply to this Agreement:
(a) Any reference to any federal, state, provincial or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, in each case as amended from time to time, unless the context requires otherwise.

(b) The headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.
(c) Unless otherwise provided, all references in this Agreement to “Articles” and “Sections” are to articles and sections of this Agreement; and all references to “Exhibits”, “Schedules” or “Annexes” are to exhibits, schedules or annexes attached to this Agreement, each of which is made a part of this Agreement for all purposes.
(d) Unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words or phrases of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof.
(e) Terms defined in the singular shall have the corresponding meaning when used in the plural and vice versa. Any definition of one part of speech of a word, such as definition of the noun form of that word, shall have a comparable or corresponding meaning when used as a different part of speech, such as the verb form of that word.
(f) References to any gender include, without limitation, all others if applicable in the context.
(g) Unless the context otherwise requires, references to agreements shall be deemed to mean and include, without limitation, such agreements as the same may be amended, supplemented and otherwise modified from time to time, and references to parties to agreements shall be deemed to include, without limitation, the permitted successors and assigns of such parties.
(h) Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, except where such principles are inconsistent with the specific provisions of this Agreement or any applicable law.
9.11 Severability. Any part of this Agreement which is found to be void, invalid, illegal or unenforceable, shall be severed from this Agreement and ineffective to the extent of that voidness, invalidity, illegality or unenforceability. Such voidness, invalidity, illegality or unenforceability will not invalidate, affect or impair the remaining provisions of this Agreement. If a court of competent jurisdiction determines that the terms in respect of which covenants in this Agreement are to be entered are unreasonable or unenforceable for any reason, then this Agreement shall be reread and construed with such terms, as may be applicable, as determined to be reasonable by a court of competent jurisdiction and the Agreement shall be amended and construed accordingly hereby.

9.12 Certain Definitions.
“Affiliate” means, with respect to a Person, another Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such first Person. For this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by Contract or credit arrangements or otherwise.
“Applications” shall have the meaning assigned to such term in Section 2.10(e).
“Assets” shall have the meaning assigned to such term in Section 1.01.
“Assumed Liabilities” shall have the meaning assigned to such term in Section 1.03.
“Balance Sheet Date” means December 31, 2009.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the City of New York, New York are authorized or obligated to close.
“Business Records” means the business records, regardless of the medium of storage, relating to the Assets and or the Business, including without limitation, all schematics, drawings, customer data, subscriber lists, statistics, promotional graphics, original art work, mats, plates, negatives, accounting and financial information concerning the Assets or Business.
“Closing” shall have the meaning assigned to such term in Section 7.01.
“Closing Date” shall have the meaning assigned to such term in Section 7.01.
“Closing Escrow Payment” shall have the meaning assigned to such term in Section
“COBRA” shall have the meaning assigned to such term in Section 6.06(c).
“Code” shall have the meaning assigned to such term in Section 1.05(a).
“Contracts” shall have the meaning assigned to such term in Section 1.01(b).
“Current Assets” means, in each case relating to the Business and constituting part of the Assets, cash and cash equivalents; accounts receivable; inventory and work-in-progress; prepaid assets; and marketable securities as determined using the principles of GAAP; provided, however, that Current Assets shall not include (i) derivative assets, (ii) current portions of deferred tax assets, (iii) assets held for sale or disposal or (iv) deposits held to support liens, taxes, assessments and governmental charges due and being contested.
“Current Liabilities” means, in each case relating to the Business and constituting part of the Assumed Liabilities, accounts payable and accrued expenses; accrued interest; other current liabilities; and any other third party debt (both current and long-term in nature) to the extent that it is required to be paid in cash within 12 months as determined using the principles of GAAP; provided, however, that Current Liabilities shall not include (i) current portions of deferred tax liabilities, (ii) accrued income taxes, (iii) derivative liabilities or (iv) liabilities of assets held for sale or disposal.

“Encumbrances” means any mortgages, pledges, liens, encumbrances, charges or other security interests.
“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other equity ownership or participation in a Person.
“Employment Agreement” means the employment agreement to be entered into by and between Parent and Eric Simon as of the Closing Date.
“ERISA” shall have the meaning assigned to such term in Section 6.06(c).
“Escrow Account” shall have the meaning assigned to such term in Section 0.
“Escrow Agent” shall have the meaning assigned to such term in Section 0.
“Escrow Funds” shall have the meaning assigned to such term in Section 0.
“Exchange Act” shall have the meaning assigned to such term in Section 3.07.
“Excluded Assets” shall have the meaning assigned to such term in Section 1.02.
“Damages” shall have the meaning assigned to such term in Section 8.01.
“Funding Amounts” shall have the meaning assigned to such term in Section 5.02.
“Governing Documents” shall have the meaning assigned to such term in Section 2.03(a).
“Governmental Authority” shall mean any federal, state, municipal, local, territorial or other governmental department, commission, board, bureau, agency, registry, regulatory authority, instrumentality, judicial or administrative body or other subdivision of the United States, the United Kingdom, Canada, and any other jurisdiction from which the Seller derives a significant portion of its revenues.
“In-bound Intellectual Property License” shall mean any and all licenses, sublicenses and other agreements pursuant to which Seller is entitled to utilize the Intellectual Property of any other Person in the conduct of the Business.
“Indemnified Party” shall have the meaning assigned to such term in Section 8.03.
“Indemnifying Party” shall have the meaning assigned to such term in Section 8.03.
“Independent Accounting Firm” means an independent, nationally recognized accounting firm, registered with the Public Company Accounting Oversight Board, which shall not have been engaged by Purchaser or Seller at any time in the three (3) years preceding the date the execution of this Agreement.

“Intellectual Property” means all internet domain names and URLs of, used or relating to the Business, software, inventions, patents, patent applications, continuations of patents or patent applications, divisionals of patents or patent applications, foreign corresponding patents, processes (patentable or not), shop rights, formulas, brand names, trade secrets, know-how, logos, trade dress, look and feel, moral rights, service marks, trade names, trademarks, trademark applications, service mark applications, copyrights, copyright registrations, source and object codes, database schema, mask works, moral rights, customer lists, drawings, ideas, algorithms, computer software programs or applications (in code and object code form), tangible or intangible proprietary information and any other intellectual property and similar items and related rights.
“Intellectual Property Assets” means all Intellectual Property and In-bound Intellectual Property Licenses owned by or licensed to Seller or used in the Business, together with any goodwill associated therewith and all rights of action on account of past, present and future unauthorized use or infringement thereof.
“Joint Instruction” shall have the meaning assigned to such term in the Purchase Price Escrow Agreement.
“Knowledge” means the actual knowledge held by any individual who is an officer, director or management employee of the specified Person or its Affiliates, after reasonable and appropriate inquiry, of any fact, circumstance or condition.
“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now in effect.
“Losses” means all damage, loss, liability and expense, including, without limitation, penalties, interest, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding incurred or suffered by any of the Purchaser Indemnified Parties arising out of (i) any breach of any representation or warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement, (ii) the ownership or the operation of the Business or the ownership or use of each Business Facility or the Assets of Seller on or prior to the Closing Date.
“Material Adverse Effect” with respect to any Person shall mean any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that could reasonably be expected to be materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations or prospects of that Person and its subsidiaries, taken as a whole, other than any change or effect resulting from any public announcement of this Agreement or the transactions contemplated by this Agreement.
“Net Current Assets” means the amount, if any, by which Current Assets exceeds Current Liabilities.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, articles of association, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including, without limitation, any amendments thereto.
“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.
“Permits” shall have the meaning assigned to such term in Section 1.01(d).
“Permitted Encumbrances” shall mean:
a) liens for taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for which a cash deposit (reasonably acceptable to Purchaser in amount) that is being transferred to Purchaser at Closing has been set aside).
b) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein;
c) liens for taxes either not due and payable or due but for which notice of assessment has not been given;
d) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any Governmental Authority that have not at the time been filed or registered against the title to the asset or served upon Seller pursuant to law or that relate to obligations not due or delinquent; and
e) security given in the ordinary course of the Business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Business, other than security for borrowed money.
“Person” shall mean and include, without limitation, any individual, partnership, joint venture, firm, corporation, limited liability company, association or other unincorporated organization, trust or other enterprise or any Governmental Authority.
“Purchase Price” shall have the meaning assigned to such term in Section 0.
“Purchaser Indemnified Persons” shall have the meaning assigned to such term in Section 8.01.
“Real Property” means all owned real property and real property leases used or held for use in conduct of the Business including, without limitation, all buildings, fixtures and improvements erected thereon.

“Real Property Leases” means all leases for Real Property.
“Related Documents” shall have the meaning assigned to such term in Section 2.02.
“SEC Documents” shall have the meaning assigned to such term in Section 3.07
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Indemnified Persons” shall have the meaning assigned to such term in Section 8.02.
“Seller Plans” shall have the meaning assigned to such term in Section 6.06(b).
“Tax” shall have the meaning assigned to such term in Section 2.15.
“Tax Return” shall have the meaning assigned to such term in Section 2.15.
“Third Party Claim” shall the meaning assigned to such term in Section 8.03.
“Transfer Tax” shall mean any transfer, documentary, sales, use or other taxes arising in connection with the transactions contemplated by this Agreement and any recording or filing fees with respect thereto.
“Withheld Consent Contracts” shall have the meaning assigned to such term in Section 1.06.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers effective as of the day and year first above written but executed on the dates set forth below.

PURCHASER: SD ACQUISITION CORP.
By:	/s/ Gregory D. Cohen
	Name:	Gregory D. Cohen
	Title:	President

PARENT: ECLIPS MEDIA TECHNOLOGIES, INC.
By:	/s/ Gregory D. Cohen
	Name:	Gregory D. Cohen
	Title:	Chief Executive Officer

SELLER: BRAND INTERACTION GROUP, LLC
By:	/s/ Eric Simon
	Name:	Eric Simon
	Title:	Member